Exhibit 10.6
NextG Networks, Inc.
SECOND AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
     This Second Amended and Restated Executive Employment Agreement (this “Agreement”), dated July 21, 2004 (the “Effective Date”), is executed by and between NextG Networks, Inc., a Delaware corporation (collectively with its successors, the “Company”), and John B. Georges (the “Executive”). This Agreement amends and restates the Amended and Restated Executive Employment Agreement, dated July 18, 2001, executed by and between the Company and the Executive (the “Prior Agreement”). In this Agreement, the Executive and the Company are each individually referred to as a “Party,” and are collectively referred to as the “Parties.”
     1. Employment Duties and Scope.
          (a) Position and Duties. As of the Effective Date, the Executive will serve as the Company’s Chief Executive Officer. As the Company’s Chief Executive Officer, the Executive will render the business, management, and professional services that are consistent with the Executive’s position with the Company and as reasonably assigned to the Executive by the Company’s Board of Directors (the “Board”) and/or as are contemplated by the Company’s Bylaws. In this Agreement, the actual time period of the Executive’s employment under this Agreement is referred to as the “Employment Term.”
          (b) Board Membership. During the Employment Term and without additional compensation, the Executive will serve as a Company director and as Chairman of the Board, subject to any required Board and/or stockholder approval and subject to any Board nomination rights that the Executive may otherwise have pursuant to other agreements with the Company and/or others.
          (c) Obligations. During the Employment Term, the Executive will perform the Executive’s duties faithfully and to the best of the Executive’s ability, and the Executive will devote the Executive’s full business time, efforts, and attention to the Company; provided that nothing in this Section 1(c) will not be deemed to prohibit the Executive from serving as a director of or a consultant to other persons, corporations, or businesses to the extent that such service does not substantially interfere with the Executive’s duties and obligations under this Agreement.
     2. Employment Period.
          (a) Term. The employment period will begin on the Effective Date and will continue thereafter until the fourth anniversary of the Effective Date (the “Employment Period”), unless terminated earlier pursuant to the provisions of this Agreement.
          (b) Early Termination. Either the Company or the Executive may terminate the Executive’s employment before the end of the Employment Period by giving the other party 30 days’ advance written termination notice. In any such case:

               (i) Section 9(a)(i) will apply if the Company terminates the Executive’s employment before the Employment Period expires for any reason other than death, Disability (as defined below), or Cause (as defined below), or if the Executive terminates the Executive’s employment before the Employment Period expires for Good Reason (as defined below).
               (ii) Section 9(a)(ii) will apply if the Company terminates the Executive’s employment before the end of the Employment Period for death, Disability, or Cause, or if the Executive terminates the Executive’s employment before the Employment Period expires other than for Good Reason.
               (iii) Subject to Section 9(a)(i), upon termination of the Executive’s employment with the Company, the Executive’s rights under any applicable Company benefit plans will be determined under the provisions of those plans.
               (iv) Any written termination notice waiver will be valid only if such waiver is made in writing and expressly refers to the written termination notice requirement contained in this Section 2(b).
          (c) Death. The Executive’s employment will terminate in the event of the Executive’s death. The Company will have no obligation to pay or provide any compensation or benefits under this Agreement on account of the Executive’s death, or for periods after the Executive’s death; provided that the Company’s obligations under Section 9(a)(i) will not be interrupted as a result of the Executive’s death. The Executive’s rights under any applicable Company benefit plans in the event of the Executive’s death will be determined under the provisions of those plans.
          (d) Cause. The Company may terminate the Executive’s employment for Cause by giving the Executive 30 days’ advance written notice. For all purposes under this Agreement, the term “Cause” means (i) any act or omission by the Executive that constitutes a material breach by the Executive of any of the Executive’s obligations under this Agreement, the Executive’s Restricted Stock Purchase Agreement, any confidentiality agreement, or any invention assignment and proprietary information agreement, in each case, after written notice of such material breach and if the Executive fails to cure such material breach within 30 calendar days after receiving such notice; (ii) any material violation by the Executive of any law or regulation applicable to the Company or any of the Company’s subsidiaries or affiliates, or the Executive’s conviction of, or plea of nolo contendere to, a felony, or willful perpetration by the Executive of a common law fraud; (iii) the Executive’s continued substantial violations of the Executive’s employment duties after the Executive has received from the Company a written performance demand that specifically sets forth the factual basis for the Company’s belief that the Executive has substantially violated the Executive’s employment duties and if the Executive fails to cure such substantial violations within 30 calendar days after receiving such written demand; (iv) subject to the proviso in Section 1(c) and to the second sentence of Section 8, commencement of employment with another employer while the Executive is a Company employee and without the Board’s prior written consent; and (v) the Executive’s willful and repeated failure to comply with lawful written direction from the Board.
          (e) Disability. The Company may terminate the Executive’s employment for Disability by giving the Executive 30 days’ advance written notice. For all purposes under this

Agreement, the term “Disability” means that the Executive, as of the time that notice is given, has been unable to substantially perform the Executive’s duties under this Agreement for a period of at least six consecutive months as the result of the Executive’s incapacity due to physical or mental illness. If the Executive resumes the performance of substantially all of the Executive’s duties under this Agreement before the Executive’s termination becomes effective pursuant to this Section 2(e), then the termination notice will be deemed to have been automatically revoked by the Company. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability, or for periods after the date on which a Disability-based termination becomes effective. In case of Disability, the Executive’s rights under any applicable Company benefit plans will be determined under the provisions of those plans.
          (f) Good Reason. The Executive’s employment with the Company will be deemed to have been constructively terminated by the Company, and the Executive may consequently terminate the Executive’s employment for Good Reason and become entitled to the benefits of Section 9(a)(i), if, before the Employment Period expires, one or more of the following events occurs without the Executive’s prior written consent:
               (i) the Executive’s duties, position, or responsibilities are significantly reduced or diminished relative to the Executive’s duties, position, or responsibilities as in effect immediately before such reduction or diminution, or the Executive is removed from such position, duties, and responsibilities, unless the Executive is provided with comparable duties, position, and responsibilities;
               (ii) any of the Executive’s facilities and perquisites (including office space and location) are substantially reduced or diminished without good business reasons, as compared to those available to the Executive immediately before such reduction or diminution;
               (iii) the Executive’s Base Salary is reduced, as compared to the Executive’s Base Salary as in effect immediately before such reduction;
               (iv) a material reduction in the kind or level of employee benefits to which the Executive is entitled as compared to those available immediately before such reduction with the result that the Executive’s overall benefits package is significantly reduced, unless such material reduction applies generally to all Company senior management;
               (v) the relocation of the Executive’s office to an office located more than 50 miles from the Executive’s current office or more than 50 miles from the Executive’s current residence;
               (vi) the Company’s failure to cause any successor to assume this Agreement in its entirety;
               (vii) any purported termination of the Executive’s employment if such termination is not for Cause, due to Disability, or due to death, or for which the grounds relied upon are not valid; or

               (viii) any material breach by the Company of any material provision of this Agreement.
     3. Principal Executive Office. The Executive’s services will be performed at the Company’s principal executive offices in Milpitas, California; provided that the Executive may be required to travel in connection with performing the Executive’s duties under this Agreement.
     4. Compensation.
          (a) Base Salary. During the Employment Period, the Company will pay the Executive a base salary equal to an annual rate of at least $170,000 (such annual rate, as in effect from time to time, the “Base Salary”). The Base Salary will be paid in periodic installments in accordance with the Company’s regular payroll practices. The Company will review the Base Salary at least annually as of the payroll payment date nearest each anniversary of the Effective Date (beginning in 2005), and the Company will increase the Base Salary as the Board or the Company’s compensation committee may approve.
          (b) Bonus. Beginning with the Company’s 2005 fiscal year and for each subsequent fiscal year during the Employment Period, the Executive will be eligible to receive an annual bonus payable within 15 days of the end of the applicable fiscal year based upon certain financial criteria (including revenue and profitability targets and other organizational milestones) to be agreed upon by the Executive and the Board or the compensation committee. Within 30 days before the end of each fiscal year during the Employment Period, the Executive will prepare and submit for Board or compensation committee review and approval a management bonus program for the succeeding fiscal year during the Employment Period that will include the financial criteria upon which the Executive’s bonus opportunity will be based. For any particular fiscal year during the Employment Period, the Board or the compensation committee will determine the actual amount of any bonus payable to the Executive under this Agreement.
     5. Employee Benefits. During the Employment Period, the Executive will be entitled to participate in the Company’s employee benefit plans or programs, if any, to the extent that the Executive’s position, tenure, salary, age, health, and other qualifications make him eligible to participate, subject to the rules and regulations applicable to such plans or programs. The Company reserves the right to cancel or change, at any time, the Company benefit plans and programs offered to the Company’s employees.
     6. Vacation. The Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed upon by the Parties.
     7. Expenses. The Executive will be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive during the Employment Period (in accordance with the policies and procedures established by the Company for Company senior executive officers) in the performance of the Executive’s duties and responsibilities under this Agreement; provided, that the Executive will properly account for such expenses in accordance with Company policies and procedures. For purposes of this Section 7, the Parties agree that the Executive’s air travel will be coach class domestically and business class internationally.
     8. Other Activities. During the Company’s normal business hours, the Executive will devote substantially all of the Executive’s working time and efforts to the Company’s business and affairs and to diligently and faithfully performing the duties and responsibilities duly assigned to the Executive pursuant to this Agreement, except for vacations, holidays, and sickness; provided that the Executive may devote a reasonable amount of the Executive’s time to civic, community, charitable, or other public activities, and may serve as a director of or consultant to other persons, corporations, or businesses if none of such activities substantially interfere with the Executive’s duties and obligations under this Agreement.
     9. Termination Benefits. If the Executive’s employment terminates before the Employment Period expires, then the Executive will be entitled to receive the following severance and other benefits:
          (a) Severance.
               (i) Involuntary Termination. If the Company terminates the Executive’s employment for any reason other than for death, Disability, or Cause, or if the Executive terminates the Executive’s employment for Good Reason (each, an “Involuntary Termination”), then, instead of any severance benefits to which the Executive may otherwise be entitled under any Company severance plan or program and upon the execution of a mutually agreeable and commercially reasonable severance and release agreement, the Executive will be entitled to receive payments from the Company equal to the Base Salary plus full benefits (as in existence immediately before such termination) until the earliest of (A) the Employment Period expiration; (B) the 12-month anniversary of the effective date of the Executive’s Involuntary Termination; and (C) the date on which the Executive breaches the Executive’s obligations under Section 10 or Section 11.
               (ii) Other Termination. If the Executive’s employment terminates for Cause, because of the Executive’s death or Disability, or because the Executive resigns for other than for Good Reason, then the Executive will be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefit plans and policies at the time of such termination.
          (b) No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner).
     10. Proprietary Information. During the Employment Period and thereafter, the Executive will not, without the Board’s prior written consent, disclose or use for any purpose (except in the course of the Executive’s employment under this Agreement and in furtherance of the Company’s business) any of the Company’s confidential information or proprietary data. As an express condition of the Executive’s employment with the Company, the Executive agrees to remain subject to the Executive’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”). The Executive expressly agrees and acknowledges that the Executive’s right to receive the severance payments set forth in Section 9 (to the extent that the

Executive is otherwise entitled to such payments) will be conditioned upon compliance with the restrictions in this Section 10.
     11. Non-Solicitation.
          (a) Covenants. Until the latter of (i) the nine-month anniversary of the Executive’s employment termination for any reason and (ii) if applicable, the date of the last severance payment made to the Executive pursuant to Section 9(a)(i), the Executive expressly agrees and acknowledges that the Executive will not either directly or indirectly hire, recruit, solicit, induce, solicit, or attempt to hire, recruit, solicit, encourage, or take away, any Company employee or cause any Company employee to leave his or her employment either for the Executive or for any other entity or person.
          (b) Acknowledgment. The Executive represents that the Executive (i) is familiar with the foregoing covenants not to solicit, and (ii) is fully aware of the Executive’s obligations under such covenants, including the reasonableness of the length of time, scope, and geographic coverage of these covenants, and (iii) agrees that the length of time, scope, and geographic coverage of these covenants are reasonable and are necessary to protect the Company’s interests.
          (c) Conditional Nature of Severance Payments. The Executive agrees and acknowledges that the Executive’s right to receive the severance payments set forth in Section 9 (to the extent that the Executive is otherwise entitled to such payments) will be conditioned upon compliance with the restrictions contained in this Section 11.
     12. Advice of Counsel. The Executive expressly acknowledges that the Executive has consulted with counsel and is fully aware of the Executive’s rights and obligations under this Agreement.
     13. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the Company’s business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform in the absence of such succession. If the Company fails to receive such assumption agreement before such succession becomes effective, then the Executive will become entitled to receive the benefits described in Section 9(a)(i).
     14. Assignment. This Agreement and all rights under this Agreement will be binding upon and inure to the benefit of and be enforceable by the Parties and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors, and assigns. This Agreement is personal in nature, and, subject to Section 13, neither Party will, without the other Party’s prior written consent, assign, delegate, sublicense or transfer this Agreement or any right, duty, or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any wholly-owned Company subsidiaries, provided that any such assignment will not relieve the Company of the Company’s obligations under this Agreement. If the Executive dies while any amounts are still payable to the Executive under this Agreement, then all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
     15. Absence of Conflict. The Executive represents and warrants that the Executive’s employment by the Company as described in this Agreement will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. Without limiting the foregoing, the Executive represents and warrants that the Executive is free to enter into this Agreement and that there are no employment contracts, non-competition agreements, restrictive covenants, or other agreements, whether oral or written, preventing the full performance of the Executive’s duties under this Agreement. The Executive further covenants that, in the course of performing his duties under this Agreement, the Executive will not use the confidential information, trade secrets, intellectual property, or other proprietary information of any other party without such party’s prior written consent.
     16. Notices. All notices, requests, demands, and other communications required or permitted by this Agreement will be in writing and will be deemed given (a) on the delivery date, or, if earlier, (b) one day after being sent by a well-established commercial overnight service, or (c) three days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

If to the Executive:	John B. Georges
[omitted in external version]

If to the Company:	NextG Networks, Inc.
1759 S. Main Street, Suite 128
Milpitas, California 95035

with a copy (which will not constitute notice) to:	Hab Siam
Siam Law Group
2921 S. Winchester Blvd.
Campbell, CA 95008
or to such other address or the attention of such other person as the receiving Party has previously furnished to the other Party in writing in accordance with this Section 16.
     17. Waiver. Either Party’s failure or delay in enforcing any right, power, or privilege under this Agreement will not be deemed to constitute a waiver of such right, power, or privilege.
     18. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained in this Agreement, and any such invalid, illegal, or unenforceable provision will be deemed modified to the limited extent required to permit its validity, legality, and enforcement in a manner most closely representing the Parties’ intention as expressed in this Agreement.
     19. Arbitration.
          (a) General. In consideration of the Executive’s service to the Company, the Company’s promise to arbitrate all employment-related disputes, and the Executive’s receipt of the compensation, pay raises, and other benefits paid to the Executive by the Company, both presently and in the future, the Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any Company employee, officer, director, shareholder, or benefit plan in their capacity as such or otherwise) arising out of, relating to, or resulting from the Executive’s service to the Company under this Agreement or otherwise or the termination of the Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes that the Executive agrees to arbitrate, and thereby waive any jury trial right, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims. The Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with the Executive.
          (b) Procedure. The Executive agrees that the American Arbitration Association (“AAA”) will administer any arbitration and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. The Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, before any arbitration hearing. The Executive agrees that the arbitrator will issue a written decision on the merits. The Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that the Executive will pay the first $200.00 of any filing fees associated with any arbitration that the Executive initiates. The Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that the Rules will govern to the extent that the Rules conflict with the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules.
          (c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided for by the Rules, neither the Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy that is not otherwise required by law and that the Company has not adopted.

          (d) Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, the Executive agrees that any Party may also petition the court for injunctive relief where either Party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, non-solicitation, or California Labor Code §2870. If either Party seeks injunctive relief, then the prevailing Party will be entitled to recover reasonable costs and attorneys’ fees.
          (e) Administrative Relief. The Executive understands that this Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers’ compensation board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim.
          (f) Voluntary Nature of Agreement. The Executive acknowledges and agrees that the Executive has executed and delivered this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. The Executive further acknowledges and agrees that the Executive has carefully read this Agreement and that the Executive has asked any questions needed for the Executive to understand the terms, consequences, and binding effect of this Agreement and to fully understand this Agreement, including that the Executive is waiving the Executive’s jury trial rights. Finally, the Executive agrees that the Executive has been provided an opportunity to seek the advice of an attorney of the Executive’s choice before signing this Agreement.
          (g) THE EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION RELATING TO ARBITRATION. THE EXECUTIVE UNDERSTANDS THAT, BY SIGNING AND DELIVERING THIS AGREEMENT, THE EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION OF THIS AGREEMENT TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.
     20. Integration. This Agreement, together with the Founder’s Restricted Stock Purchase Agreement and the Confidential Information Agreement, represents the entire agreement and understanding between the Parties as to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements, whether written or oral. Without limiting the foregoing, this Agreement amends and restates the Prior Agreement in its entirety; provided that this Agreement will not be deemed to extinguish any debts or obligations that the Company has incurred to the Executive through the Effective Date pursuant to the Prior Agreement or otherwise. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding, unless made in writing and signed by the Parties and/or the Parties’ duly authorized representatives.
     21. Headings. The section headings contained in this Agreement are for the Parties’ convenience only and will not in any way affect the meaning or interpretation of any provision of this Agreement.

     22. Applicable Law. This Agreement will be governed by and construed in accordance with the internal substantive laws, and not the choice-of-law rules, of the State of California.
     23. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one Party, and each of which will be deemed to be an original, and all of which together will constitute a single agreement.
     24. Tax Withholding. All payments made pursuant to this Agreement will be subject to applicable tax withholding.
     25. Acknowledgment. The Executive acknowledges that the Executive has had the opportunity to discuss this matter with and obtain advice from the Executive’s private attorney, has had sufficient time to do so, has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
* * * * *

Each Party has executed this Second Amended and Restated Executive Employment Agreement as of the Effective Date.
COMPANY:
NEXTG NETWORKS, INC.

By:	/s/ John B. Georges	Date:	07/21/04

Title:

EXECUTIVE:

/s/ John B. Georges		Date:	07/21/04

John B. Georges